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                                                                   Exhibit 10.39

                          Description of Compensation
                      Program for Non-Employee Directors


  Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 2000, Directors who were not employees of the Company ("Independent Directors") each received a $15,000 annual board retainer, meeting fees of $1,000 and committee chair fees of $2,500. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

  In February 2001, the Company adopted the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the "Director Plan"). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of Common Stock and thereby align their interest in the long-term success of the Company with that of the Company's other stockholders. Under the Director Plan, each Independent Director may, commencing in April 2001, elect to receive his or her board and committee fees in restricted stock rights in lieu of cash (with each restricted stock right being deemed to have a value equal to the fair market value of one share of Common Stock on the date of issuance of the restricted stock right). The restricted stock rights are credited to the Directors participating in the Director Plan quarterly and will vest and be converted into shares of Common Stock when the Director ceases to serve as a member of the Board. Each restricted stock right receives dividend equivalent payments equal to any cash dividend payments on one share of Common Stock. The restricted stock rights and any shares of Common Stock into which they are converted will be issued under the Stock Incentive Plan.

Each Independent Director is to receive an annual option grant having an imputed value of $50,000 and each of Messrs. Boyle, Tyabji and Robinson received a non-qualified option to purchase 7,692 shares of Common Stock under the Stock Incentive Plan immediately prior to the consummation of our initial public offering pursuant to this program. The options issued to the Independent Directors vest in equal annual installments over a two year period following the date of grant and expire on the tenth anniversary of such date. The options also terminate three months following the date upon which a participant ceases to be a Director of the Company. For 2001, Messrs. Boyle, Tyabji and Robinson (each of whom joined the Board in June 2000) each received an option for 3,846 shares and Ms. Penrose and Ms. Clarke (each of whom joined the Board in December 2000) each received options for 7,692 shares.